UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 18, 2018 (July 17, 2018)
Talcott Resolution Life Insurance Company
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation)	001-32293 (Commission file number)	06-0974148 (I.R.S. Employer Identification Number)
1 Griffin Road North Windsor, Connecticut 06155 (Address of principal executive offices)
(860) 862-6668 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Explanatory Note
As previously reported in a Current Report on Form 8-K filed on June 6, 2018, the Board of Directors (the “Board”) of Talcott Resolution Life Insurance Company (the “Company”) elected Richard Carbone and Robert Stein as independent directors effective June 1, 2018. At the time of the election, the Board had not determined the compensation for these directors. The Company is filing this Current Report on Form 8-K to report that on July 17, 2018, the Board approved compensation for these directors as reported below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As compensation for their service on the Board, each of Richard Carbone and Robert Stein is a party to an independent director offer letter with the Company. Under the terms of the offer letter, Mr. Carbone is entitled to an annual cash board service fee of $250,000 and will receive a one-time grant of 3,500 phantom units (each unit represents an equity value of $1,000 at the time of the grant) pursuant to the Hopmeadow Holdings, LP Phantom Unit Incentive Plan (the “Phantom Plan), the long-term incentive plan of the Company’s indirect parent, Hopmeadow Holdings LP. Under the terms of Mr. Stein’s offer letter, he will be entitled to an annual cash board service fee of $100,000 and will receive a one-time grant of 700 phantom units (each unit represents an equity value of $1,000 at the time of the grant) pursuant to terms of the Phantom Plan. The phantom units will be subject to time-based vesting over a three-year period commencing on June 1, 2019 and will entitle the holder to receive cash distributions as certain distributions are made to the buyers of the Company.

In addition, each of Mr. Carbone and Mr. Stein will be covered by the Company’s D&O policy and will be reimbursed for all expenses reasonably incurred as a director of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

Date: July 18, 2018	By:	/s/ Leslie T. Soler
	Name:	Leslie T. Soler
	Title:	Assistant General Counsel and Corporate Secretary

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